Exhibit 5 PITNEY, HARDIN, KIPP & SZUCH LLP P.O. Box 1945 Morristown, New Jersey 07962-1945

June 25, 2003

Re:	Eos International, Inc. Registration Statement on Form S-8 to be Filed on June 25, 2003 ——————————————————————————

        We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Eos International, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 24,462,500 common shares of the Company, $0.01 par value (the “Securities”) issuable pursuant to awards granted under the Eos International, Inc. 2003 Stock Award and Incentive Plan, the Eos International, Inc. 1999 Employee Stock Option Plan, the Eos International, Inc. 1999 Outside Directors Stock Option Plan, the Eos International, Inc. 1999 Consultants Stock Option Plan, the Eos International, Inc. 1997 Stock Option Plan, the Peter A. Lund Option Agreement dated as of January 23, 2003 between the Company and Peter A. Lund, the Beth Polish Option Agreement dated as of December 9, 1999 between the Company and Beth Polish, and the Beth Polish Option Agreement dated as of May 27, 1999 between the Company and Beth Polish (collectively referred to as the “Plans”).

        We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the Plans, the Certificate of Incorporation and By-laws of the Company, as currently in effect, and relevant resolutions of the Board of Directors of the Company, and we have examined such other documents as we deemed necessary in order to express the opinion hereinafter set forth.

        In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the authentic originals of all documents submitted to us as copies.

        We express no opinion as to federal law or the law of any jurisdiction other than the Delaware General Corporation Law (including statutory and constitutional provisions and reported judicial decisions), and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        Based on the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, and the Securities shall have been duly issued in the manner contemplated by the Registration Statement and the Plans, the Securities will be legally issued, fully paid and non-assessable.

        We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours, PITNEY, HARDIN, KIPP & SZUCH LLP